EXHIBIT 99.3

FORWARD-LOOKING STATEMENTS

          This exhibit to Valley Ridge Financial Corp.'s Schedule 13E-3 contains forward-looking statements, including all tables under tabs "E" and "F." The forward-looking statements and all tables under tabs "E" and "F" in this exhibit are based on management's beliefs, assumptions, current expectations, estimates and projections about the Reverse Stock Split, the Corporation itself, the economy and the banking industry itself. Words such as "assumptions," "projections," "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted in tabs "E" and "F" of this exhibit and other forward-looking statements contained in this exhibit. Furthermore, the Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors include, but are not limited to: changes in banking laws and regulations; changes in securities and tax laws; changes in governmental and regulatory policy; changes in the national and local economy; changes in costs and other assumptions used in forecasting management's expectations concerning the costs and cost savings associated with the Reverse Stock Split; the ability of the Corporation to effectively implement the Reverse Stock Split; and the ability to and speed with which the Corporation may achieve all cost savings anticipated from the Reverse Stock Split. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

August 28, 2003	CONFIDENTIAL

VALLEY RIDGE FINANCIAL CORP.

Valuation as of June 30, 2003

Donnelly Penman & Partners
Investment Banking

CONFIDENTIAL
Valley Ridge Financial Corp. Table of Contents

A.	Valuation Opinion Letter

B.	Valuation Summary

C.	Analysis of Comparable Acquisitions

D.	Analysis of Comparable Companies

E.	Discounted Cash Flow Analysis

F.	Management Projections

G.	Historical Stock Price Summary

Donnelly Penman & Partners
Investment Banking

CONFIDENTIAL
Valley Ridge Financial Corp.

A.  Valuation Opinion Letter

Donnelly Penman & Partners
Investment Banking

August 28, 2003

Board of Directors
Valley Ridge Financial Corp.
450 W. Muskegon
Kent City, MI 49330

Attn: Mr. Richard L. Edgar

Dear Board of Directors:	PRIVATE & CONFIDENTIAL

Valley Ridge Financial Corp. ("Valley" or the "Company") has engaged Donnelly Penman & Partners ("DP&P") to render its opinion (the "Opinion") with respect to the fair market per share value of the Company's common stock as of June 30, 2003 for purposes of evaluation of a going private transaction.

DP&P is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Company upon DP&P with respect to the investigations made or procedures followed by DP&P in rendering its Opinion.

In arriving at our Opinion, we have:

I.	Reviewed the Annual Reports of the Company for the years ended December 31, 1999 through 2002 as well as interim financials through June 30, 2003;

II.	Reviewed reports from the Board of Directors meeting on July 31, 2003;

III.	Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

IV.	Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

V.	Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

Mr. Richard L. Edgar
August 28, 2003

VI.	Prepared a discounted cash flow analysis of the Company based on projections derived from discussions with and deemed reasonable by management of the Company; and

VII.	Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In connection with rendering its Opinion to Valley, DP&P performed a variety of financial analyses, which are summarized below. DP&P believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying DP&P's Opinion. DP&P arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description.

DP&P did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of Valley, nor were we furnished with such materials. DP&P has not reviewed and individual credit files of the Company and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

With respect to the comparable company analysis and comparable merger transaction analysis summarized below, no public company utilized as a comparison is identical to Valley, and such analyses necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company's management contained in or underlying DP&P's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, DP&P assumed, with the Company's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by DP&P were assigned a greater significance by DP&P than any other.

Mr. Richard L. Edgar
August 28, 2003

COMPANY BACKGROUND

In 1907, a partnership known as Kent City Banking Company was started. The original capital of the Bank totaled $10,000. This partnership was converted to a banking corporation known as the Kent City State Bank in 1910. In 1949, the Bank officially changed its name to Kent City State Bank. The Bank expanded by opening branches in Ravenna (1978), Egleston (1982), Sparta (1989) and Coopersville (1990). In March of 1989, a one bank holding company, Valley Ridge Financial Corp., was formed

On December 6, 1996, Kent City State Bank merged with Grant State Bank, becoming Valley Ridge Bank. The merger added locations in Grant and Newaygo to the expanding service area. In August of 1997, a supermarket branch was opened in the Houseman's grocery store located in White Cloud. In the summer of 1998, the bank moved into its newly constructed headquarters building in Kent City. On April l, 2002 the bank opened its ninth location with the addition of the Fremont branch.

The Bank's loan and deposit accounts are primarily with customers located in Western Michigan, within the counties of Kent, Ottawa, Muskegon and Newaygo. The Bank also owns all of the outstanding stock of three subsidiaries, Valley Ridge Realty, Inc., Valley Ridge Mortgage Company and Valley Ridge Financial Services, Inc. In June of 2002, Valley Ridge Realty, Inc. sold substantially all of its assets to a third party and ceased operations. The primary business of these subsidiaries are mortgage banking and insurance. Substantially all revenues are derived from banking products and services.

As of June 30, 2003, Valley had 956,014 outstanding shares of common stock and 11,195 exercisable options. Net Income for the twelve months ended June 30, 2003 was $2.12 million, representing basic and fully diluted earnings per share of $2.22. Book value as of June 30, 2003 was $20.07 million and tangible book value was $19.63 million, representing per share values of $20.99 and $20.54, respectively.

INDUSTRY OVERVIEW

Commercial, retail and mortgage banking are highly competitive businesses in which the Company receives competition from both bank and non-bank institutions. As a result of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Gramm-Leach-Bliley Act of 1999, the number and types of depository institution competitors have substantially increased.

Valley faces increased competition from finance companies, credit unions and bank and non-bank mortgage lenders. These companies may offer higher lending limits and other non-traditional services that Valley does not currently offer. Some of the Company's competitors also can leverage greater resources in order to gain a larger business presence within Valley's target service areas.

Mr. Richard L. Edgar
August 28, 2003

While being relatively small can be a disadvantage, there are certain potential benefits as well. Community banks that make customer service a priority may be able to gain an advantage with customers in their local market that feel neglected by the larger banks. Because the larger banks often seek large homogenous markets and products, niche opportunities are created for smaller institutions that seek to fill the needs of the underserved. Also, the relative difference in size can often correspond to a more agile management team that can respond more quickly to the ever changing competitive environment.

ECONOMIC OVERVIEW

Reports from the Federal Reserve Districts, as outlined in the June 11, 2003 Federal Reserve "Beige Book,"1 indicate that economic growth generally remained slow to and uneven despite the recent modest improvement observed by a few Districts.

Lending activity continued to increase, mostly for refinancing residential mortgages. The Chicago District reports that many households appear to be taking advantage of refinancing to pay down other debt, which is limiting growth in credit card balances. Business lending increased in the Dallas, Cleveland, and Philadelphia Districts, but was weak in the Atlanta and Chicago Districts and in most of the San Francisco District. The Richmond District reports no signs of a pickup in commercial lending any time soon.

Most Districts reported little change in loan delinquencies. The Cleveland District noted a few reports that credit quality had slipped, and bankers in the Philadelphia District expect commercial loan quality to slip in the second half of the year because revenue growth for many business borrowers has been weaker-than-expected. However, the Chicago District indicated that the credit quality on commercial loans was improving modestly, while the San Francisco District reported that the credit quality of bank loans was generally stable to slightly improved. A mild increase in residential mortgage foreclosures was reported in the Atlanta District, while the Dallas District reported a May spike in home foreclosures in the Dallas-Fort Worth area. Banks in the St. Louis District reported that they had tightened lending standards for small firms.

The Livingston Study,2 based on survey responses of 28 participants from banking, industry, academia and trade associations, forecasts economic recovery in 2003 in its December 2002 report. The results of this most recent release project real Gross Domestic Product ("GDP") growth of 2.8% in the first half of 2003 followed by a strengthening in the second half of 2003 to 3.6%. The unemployment rate is expected to remain at 5.9% from December 2002 to June 2003; and then decline to 5.5% by the end of 2003. Interest rates on three-month Treasuries are expected to increase to 1.5% by June 2003, to 2.1% by December 2003 and to end 2004 at 3.2%. Long-term interest rates are also expected to increase in 2003 but at a less drastic pace than the

________________________________
1 Summary of Commentary on Current Economic Conditions by Federal Reserve District, June 11, 2003.
2 www.phil.frb.org/econ/liv/index.html

Mr. Richard L. Edgar
August 28, 2003

short-term rates. For example, the interest rate on 10-year Treasury notes is approximately 4.1% as of December 2002. The survey participants expect the 10-year Treasury notes to increase throughout 2003 and 2004, reaching 5.3% at the end of 2004. The participants' view of the long-term inflation and output growth has been fairly steady during 2002. It is their collective belief that real GDP will grow 3.2% over the next 10 years, while inflation will average 2.5% over the same time period. The result of the current economic malaise has been a reduction in after-tax corporate profits, which declined approximately 4.3% in 2002 when compared to the 2001 levels. However, after-tax profits are expected to rebound strongly in 2003 at an anticipated growth rate of 12.3%. The anticipated corresponding stock price increase is projected to lag the rebound in earnings quite significantly. The respondents to this survey anticipate a slow rise in stock price levels (as measured by the S&P 500 Index) through the end of 2004 with a 29% growth from December 31, 2002 to December 31, 2004.

VALUATION METHODOLOGY

The following is a brief summary of the analyses performed by DP&P in connection with its Opinion:

(a)          Analysis of Comparable Acquisition Transactions. DP&P analyzed bank/thrift acquisition transactions announced and/or completed since January l, 2000. Each selling bank/thrift was located in Illinois, Indiana, Michigan or Ohio, had total assets greater than $100 million and less than $500 million and a latest twelve months ("LTM") return on average equity greater than 10.0% and less than 15.0%. This analysis provided an approximate median multiple of 1.77 times price to book value, 1.77 times price to tangible book value and 17.06 times LTM earnings per share. Applying the median multiple for price to book value of 1.77 times to Valley's June 30, 2003 book value per share of $20.99 results in an implied value per share of $37.15. Using the same methodology, the values implied by applying the relevant multiples to Valley's tangible book value per share at June 30, 2003 of $20.54 and fully diluted earnings per share for the twelve months ended June 30, 2003 of $2.22 were found to be $36.36 per share and $37.87 per share, respectively.

DP&P notes that no selling bank/thrift reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

(b)          Analysis of Selected Comparable Companies. DP&P compared selected operating results of Valley to a select group of Midwest publicly traded commercial banks and thrifts. The comparable set were located in Illinois, Indiana, Michigan or Ohio, had total assets greater than $100 million and less than $500 million and a LTM return on average equity greater than 10.0% and less than 15.0%. The selected group had approximately the following median values: $241 million in total assets, $22.4 million in total equity, a total risk-based capital ratio of 15.10%, LTM return on average assets of 1.13%, LTM return on average equity of 11.50% and a LTM

Mr. Richard L. Edgar
August 28, 2003

efficiency ratio of 59.38%. This analysis provided valuation benchmarks including the median price multiples of 1.31 times book value, 1.38 times tangible book value and 12.54 times LTM earnings per share. Applying the median price to book value multiple resulted in an implied per share value of $27.50 for Valley. Using the same methodology, the implied values provided by application of the relevant multiples to Valley's June 30, 2003 tangible book value and LTM fully diluted earnings per share were found to be $28.35 per share and $27.84 per share, respectively.

No bank/thrift used in the above analyses as a comparison is identical to Valley. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Company and the banks and thrifts to which it is being compared.

(c)          Discounted Cash Flow Analysis. DP&P prepared a discounted dividend stream analysis of Valley, which estimated the future after tax cash flows that the Company might produce over the five-year period from January 1, 2003 through December 31, 2007. These estimates were derived from discussions with and deemed reasonable by Valley's management team. The estimates assumed that Valley's pre-tax earnings would grow at a compound annual growth rate of approximately 5.8% from 2002 to 2007. DP&P further assumed, with management's guidance, that the Company would make dividend payouts of 37.0% throughout the projection period. These dividend cash flows were then discounted to a present value using a discount rate of 12.0%, chosen to reflect the relative risk that holders of the common equity would be subject to given the Company's operations and the current economic environment. DP&P also estimated the residual value for Valley's common stock using a price to tangible book value multiple of 1.90 times, which is based on the average multiples of tangible book value for 2001 and 2002 for Midwest bank acquisitions per SNL Financial LP. This multiple is applied to the Company's estimated tangible book value at December 31, 2007 of $25.7 million. The discounted cash flow analysis implied a value of $33.56 per fully diluted share for Valley's common stock. For analytical purposes, DP&P considered the impact of all outstanding options being exercised as of June 30, 2003. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. DP&P included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

(d)          Historical closing stock prices and trading volumes. DP&P analyzed market prices and trading volumes from January 1, 2003 to June 30, 2003 to determine the relevancy of the current market value for purposes of this Opinion. A listing of each trading day identifying closing stock price as well as daily trade volume is contained in Section G of this report. Valley's common stock trades under the symbol VYRG on the "pink sheets." A company whose shares are traded on the so-called "pink sheets" is commonly one that does not meet the minimal criteria for capitalization and number of shareholders that are required by the NASDAQ, OTC and most

Mr. Richard L. Edgar
August 28, 2003

other exchanges. The closing price on June 27, 2003, the last trading day prior to the Valuation Date of June 30, 2003 was $30.50 per share. Total volume for the day was not available.

(e)          Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

In most going concerns with a viable future it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. We have reviewed the book value of the Company's assets in limited detail and have found net book value to be $20,066,726, or $20.99 per share as of June 30, 2003.

CONCLUSION

Our Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company or the Company's existing holders of Common Stock. This Opinion has been prepared for the confidential use of the Board of Directors and senior management of the Company and may not be reproduced, summarized, described or referred to or given to any other person without DP&P's prior written consent. Our Opinion is limited solely to the value of the Company's common stock as of June 30, 2003 given the relevant market and company specific information available at the present time.

DP&P will typically utilize either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid company on a comparable basis. No such discounts have been applied to Valley's common stock in this valuation. If such a discount were applied, it would result in valuation that would be significantly lower than the value assigned below.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of June 30, 2003, the fair market value of the Company's common stock is $32.50 per share.

Sincerely,

DONNELLY PENMAN & PARTNERS

CONFIDENTIAL
Valley Ridge Financial Corp.

B.  Valuation Summary

Donnelly Penman & Partners
Investment Banking

Valley Ridge Financial Corp.
Valuation Summary

	Value Conclusion	Valuation Technique:
			Last
		DCF	Trade

Value Indication per Share:	$32.50	$33.56	$30.50

Multiple of LTM 6/30/03 Diluted EPS ($2.22)	14.6	15.1	13.7
Multiple of 2003F Diluted EPS ($2.30)	14.1	14.6	13.3
Percentage of 6/30/2003 Book Value ($20.99)	154.8%	159.9%	145.3%
Percentage of 6/30/2003 Tangible Book Value ($20.54)	158.2%	163.4%	148.5%

Valuation Technique:
Comparable Acquisition			Comparable Company
BV	TBV	EPS	BV	TBV	EPS

$37.15	$36.36	$37.87	$27.50	$28.35	$27.84

16.7	16.4	17.1	12.4	12.8	12.5
16.2	15.8	16.5	12.0	12.3	12.1
177.0%	173.2%	180.4%	131.0%	135.1%	132.6%
180.9%	177.0%	184.4%	133.9%	138.0%	135.5%

CONFIDENTIAL
Valley Ridge Financial Corp.

C.  Analysis of Comparable Acquisitions

Donnelly Penman & Partners
Investment Banking

Comparable Acquisition Analysis
Commercial bank & thrift acquisitions in IL,IN,MI and OH announced since 1/1/00 with total assets between $100 million and $500 million, LTM ROAE between 10% and 15%.
Buyer	Seller	Seller State	Announce Date	Completion Date

Bridgeview Bancorp, Inc.	Upbancorp, Inc.	IL	02/14/2003	06/12/2003
Central Bancshares, Inc.	Marquette Bank Illinois	IL	01/03/2002	03/29/2002
Charter One Financial, Inc.	Charter National Bancorp, Inc.	MI	01/11/2002	05/24/2002
First Banks Inc.	Plains Financial Corporation	IL	08/02/2001	01/15/2002
First Merchants Corp.	CNBC Bancorp	OH	08/28/2002	03/01/2003
First Merchants Corp.	Decatur Bank & Trust Company	IN	01/21/2000	05/31/2000
First Merchants Corp.	Francor Financial, Inc.	IN	02/09/2001	07/01/2001
IBT Bancorp, Inc.	FSB Bancorp, Inc.	MI	04/07/2000	08/11/2000
United Community Financial Corp.	Potters Financial Corporation	OH	09/06/2001	04/01/2002

High
Low
Mean
Median

	Price at Announcement to:					Premium/	One
Deal Value ($M)	Book (%)	TBV (%)	LTM EPS (x)	Assets (%)	Deposits (%)	Core Deposits (%)	Day Premium (%)

56.7	172.25	174.19	12.44	13.72	16.11	8.27	61.47
23.5	176.73	176.73	15.27	16.70	19.88	9.58	NA
90.4	337.39	337.39	26.38	33.87	41.83	33.89	NA
36.5	155.54	155.54	18.89	14.42	17.19	8.13	NA
58.0	229.10	229.29	17.06	18.28	23.42	18.82	11.81
33.4	243.37	245.90	18.02	25.77	30.80	21.33	NA
29.2	162.70	162.70	13.61	18.49	21.67	10.08	NA
26.2	250.86	255.29	21.91	25.79	29.29	18.38	NA
23.4	169.62	169.62	12.29	15.45	19.58	10.14	54.49

90.4	337.39	337.39	26.38	33.87	41.83	33.89	61.47
18.00	155.54	155.54	12.29	13.72	16.11	8.13	11.81
39.57	210.84	211.85	17.32	20.28	24.42	15.40	46.98
33.40	176.73	176.73	17.06	18.28	21.67	10.14	57.32

	Book (%)	TBV (%)	LTM EPS (x)

Valley Ridge Financial Corp. (for the LTM ended June 30, 2003)	$20.99	$20.54	$2.22
Median Multiple	177.0%	177.0%	17.06x
Indication of Value (Application of Median Multiple)	$37.15	$36.36	$37.87

Source: SNL Financial LP

CONFIDENTIAL
Valley Ridge Financial Corp.

D.  Analysis of Comparable Companies

Donnelly Penman & Partners
Investment Banking

Comparable Company Analysis
Commercial banks and thrifts in IL,IN,MI and OH with total assets between $100 million and $500 million and LTM ROAE > 10% and < 15%
Company	State	Ticker	Closing Date	Closing Price ($)	Dividend Payout (%)	Dividend Yield (%)

ASB Financial Corp.(1)	OH	ASBP	06/30/2003	16.99	114.29	2.80
Belmont Bancorp.	OH	BLMT	06/30/2003	5.00	0.00	0.00
Capital Directions, Incorporated	MI	CTDN	06/30/2003	52.00	48.45	2.84
City Savings Financial Corp.	IN	CSFC	03/31/2003	17.80	9.52	0.98
Clarkston Financial Corporation	MI	CKSB	06/30/2003	11.25	0.00	0.00
Commercial Bancshares, Incorporated	OH	CMOH	06/30/2003	25.00	41.76	3.08
Community National Corporation	OH	CMNC	06/30/2003	24.00	17.04	1.55
Community Shores Bank Corporation	MI	CSHB	06/30/2003	10.25	0.00	0.00
Cortland Bancorp	OH	CLDB	06/30/2003	32.40	77.20	2.84
County Bank Corporation	MI	CYBK	06/30/2003	50.00	40.00	1.75
Croghan Bancshares, Inc.	OH	CHBH	06/30/2003	29.35	37.32	3.61
FFW Corporation	IN	FFWC	06/30/2003	19.16	34.68	2.99
First Robinson Financial Corporation	IL	FRFC	06/30/2003	21.00	18.18	1.86
First SecurityFed Financial, Inc.	IL	FSFF	06/30/2003	24.95	25.11	2.35
First Shares Bancorp, Inc.	IN	FBGI	06/30/2003	10.00	0.00	0.00
Great American Bancorp, Inc.	IL	GTPS	06/30/2003	31.00	21.26	1.33
ICNB Financial Corporation	MI	ICNB	06/30/2003	24.90	29.62	3.41
Logansport Financial Corp.	IN	LOGN	06/30/2003	17.62	30.56	2.92
LSB Financial Corp.	IN	LSBI	06/30/2003	24.96	24.10	2.19
Middlefield Banc Corp.	OH	MBCN	06/30/2003	31.00	34.65	2.71
MSB Financial, Inc.	MI	MSBF	06/30/2003	14.89	172.54	2.82
NorthWest Indiana Bancorp	IN	NWIN	06/30/2003	27.00	56.31	4.25
Ohio State Bancshares, Incorporated	OH	OHSB	06/30/2003	64.00	12.22	1.25
Pavilion Bancorp, Inc.	MI	PVLN	06/30/2003	48.00	22.82	1.88
Peoples Ohio Financial Corp.	OH	POHF	06/30/2003	4.20	27.27	2.14
PSB Group, Inc.	MI	PSBG	06/30/2003	21.75	46.67	3.00
River Valley Bancorp	IN	RIVR	06/30/2003	40.26	31.95	3.08
Rurban Financial Corp.	OH	RBNF	06/30/2003	12.54	0.00	0.00
Sturgis Bancorp, Inc.	MI	STBI	06/30/2003	11.39	31.00	3.33
United Bancorp, Inc.	OH	UBCP	06/30/2003	13.85	48.93	3.79

High				64.00	172.54	4.25
Low				4.20	0.00	0.00
Mean				24.55	35.12	2.16
Median				22.88	30.09	2.53

Valley Ridge Financial Corp. (for the LTM ending June 30, 2003)				30.50	35.97	2.62
Median Multiple
Indication of Value (Application of Median Multiple)

Closing Price to:				Total
Book (%)	Tang. Book (%)	LTM EPS (x)	Total Assets ($000)	Net Loans ($000)

175.88	175.88	12.77	151,198	114,718
151.52	151.52	14.29	294,522	134,521
208.00	208.00	16.15	123,615	98,414
92.47	92.47	8.48	140,883	118,572
109.76	110.51	11.14	130,522	75,339
131.86	132.28	13.74	267,092	202,646
130.29	130.29	10.76	119,468	85,496
118.09	118.09	12.06	185,621	148,677
244.34	245.64	23.14	440,178	189,907
191.06	191.06	15.38	245,789	151,946
124.05	143.59	10.33	390,745	285,210
104.76	NA	11.08	243,001	128,727
104.79	104.79	9.55	104,160	67,041
112.95	113.05	11.39	477,078	304,919
167.79	168.63	16.67	177,943	124,416
134.14	137.90	14.98	168,688	107,686
115.12	120.17	8.59	226,285	163,142
94.68	94.68	9.79	160,249	109,008
124.80	124.80	12.80	310,932	259,724
158.08	158.08	13.60	249,886	179,906
127.16	144.00	10.79	103,213	74,139
183.42	183.42	13.11	496,543	392,713
115.80	115.80	11.17	107,216	65,371
152.28	152.28	12.31	305,897	259,705
130.84	130.84	13.13	207,349	160,609
147.46	161.71	14.50	416,700	306,232
151.07	151.30	12.86	239,446	179,383
118.87	126.29	9.80	492,717	313,029
112.81	138.28	11.39	294,561	212,995
134.08	134.34	13.19	385,185	190,782

244.34	245.64	23.14	496,543	392,713
92.47	92.47	8.48	103,213	65,371
138.94	143.44	12.63	255,223	173,499
130.57	137.90	12.54	241,224	156,278

$20.99	$20.54	$2.22	194,245	120,255
131.0%	138.0%	12.54x
$27.50	$28.35	$27.84

(1) Pricing metrics are based on the closing stock price as of June 30, 2003. All other data displayed is based on results through March 31, 2003 per SNL Financial LP.
Source: SNL Financial LP

Comparable Company Analysis
Commercial banks and thrifts in IL,IN,MI and OH with total assets between $100 million and $500 million and LTM ROAE > 10% and < 15%
Company	State	Ticker	Total Deposits ($000)	Total Equity ($000)	NPAs/ Assets (%)	Tier 1 Risk Based Capital Ratio (%)

ASB Financial Corp. (1)	OH	ASBP	127,908	15,743	0.62	13.49
Belmont Bancorp.	OH	BLMT	231,889	36,674	1.26	17.20
Capital Directions, Incorporated	MI	CTDN	75,464	14,751	0.02	18.51
City Savings Financial Corp.	IN	CSFC	111,287	10,691	1.63	9.53
Clarkston Financial Corporation	MI	CKSB	119,408	10,523	0.00	11.31
Commercial Bancshares, Incorporated	OH	CMOH	231,764	22,072	0.76	NA
Community National Corporation	OH	CMNC	106,033	11,567	1.70	14.70
Community Shores Bank Corporation	MI	CSHB	147,858	12,406	0.54	7.54
Cortland Bancorp	OH	CLDB	337,783	52,761	NA	21.41
County Bank Corporation	MI	CYBK	211,961	31,050	NA	NA
Croghan Bancshares, Inc.	OH	CHBH	310,542	44,944	0.68	NA
FFW Corporation	IN	FFWC	163,446	23,996	1.13	NA
First Robinson Financial Corporation	IL	FRFC	83,457	10,519	0.44	15.64
First SecurityFed Financial, Inc.	IL	FSFF	298,464	79,712	NA	NA
First Shares Bancorp, Inc.	IN	FBGI	146,391	9,416	NA	9.98
Great American Bancorp, Inc.	IL	GTPS	134,547	17,792	0.00	NA
ICNB Financial Corporation	MI	ICNB	178,895	22,151	1.77	13.66
Logansport Financial Corp.	IN	LOGN	106,466	15,983	0.86	15.76
LSB Financial Corp.	IN	LSBI	221,985	26,502	1.77	11.38
Middlefield Banc Corp.	OH	MBCN	206,116	22,710	0.20	14.67
MSB Financial, Inc.	MI	MSBF	72,805	15,230	0.35	16.47
NorthWest Indiana Bancorp	IN	NWIN	412,260	40,392	0.48	11.80
Ohio State Bancshares, Incorporated	OH	OHSB	87,594	10,502	0.64	11.40
Pavilion Bancorp, Inc.	MI	PVLN	257,716	25,570	0.33	NA
Peoples Ohio Financial Corp.	OH	POHF	117,629	24,351	0.40	17.02
PSB Group, Inc.	MI	PSBG	363,298	46,427	0.90	14.03
River Valley Bancorp	IN	RIVR	168,984	21,714	NA	NA
Rurban Financial Corp.	OH	RBNF	364,682	48,157	4.37	16.00
Sturgis Bancorp, Inc.	MI	STBI	205,497	28,380	1.60	11.30
United Bancorp, Inc.	OH	UBCP	305,548	32,854	0.33	13.47

High			412,260	79,712	4.37	21.41
Low			72,805	9,416	0.00	7.54
Mean			196,923	26,185	0.91	13.92
Median			173,940	22,431	0.64	13.85

Valley Ridge (for the LTM ending 6/30/2003)			147,375	20,067	0.25	13.88

Total Risk Based Capital Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	LTM NIM (%)	LTM Efficiency Ratio (%)

15.48	1.41	13.31	3.77	53.24
18.50	1.39	11.80	3.47	87.30
19.77	1.53	13.37	3.83	49.24
10.25	1.04	10.51	3.65	57.76
12.44	0.91	11.33	3.19	66.67
11.17	0.83	10.10	4.66	70.38
15.70	1.20	12.81	4.30	60.64
10.35	0.64	10.10	3.36	77.56
22.68	1.28	10.64	4.12	60.04
NA	1.61	13.09	4.58	58.36
NA	1.41	12.47	4.43	55.29
NA	1.00	10.08	2.98	51.96
16.67	1.08	10.92	3.98	61.95
NA	1.74	10.61	4.32	37.44
11.07	0.65	11.98	3.92	77.90
13.78	1.10	10.01	4.03	67.53
14.91	1.31	14.14	4.51	58.10
17.00	1.08	10.31	2.99	49.18
12.29	0.86	10.50	3.49	56.22
15.93	1.15	12.50	3.87	56.32
17.38	1.76	12.04	4.45	51.70
12.90	1.21	14.59	4.06	54.19
12.60	1.00	10.70	4.17	64.12
NA	1.11	12.22	5.43	68.83
17.63	1.17	11.67	3.88	58.72
15.28	1.18	10.42	4.66	71.65
NA	1.14	12.59	3.25	56.35
17.30	0.81	13.90	2.93	83.74
12.60	0.95	10.18	3.34	62.40
14.64	0.95	10.59	3.84	68.12

22.68	1.76	14.59	5.43	87.30
10.25	0.64	10.01	2.93	37.44
14.93	1.15	11.65	3.92	61.76
15.10	1.13	11.50	3.90	59.38

15.13	1.14	11.08	4.80	70.62

(1) Pricing metrics are based on the closing stock price as of June 30, 2003. All other data displayed is based on results through March 31, 2003 per SNL Financial LP.
Source: SNL Financial LP

CONFIDENTIAL
Valley Ridge Financial Corp.

E.  Discounted Cash Flow Analysis

Donnelly Penman & Partners
Investment Banking

Valley Ridge Financial Corp.
Discounted Cash Flow Model
Valuation Date: June 30, 2003
(In $000's)
	Projected (1)
	For the years ending December 31,
	2003	2004	2005	2006	2007	2007 Takeout

Net Interest Income After Provision	$7,922	$8,424	$8,638	$9,003	$9,394
Non-interest Income	3,350	3,000	3,120	3,245	3,375
	11,272	11,424	11,758	12,248	12,768

Amortization of Intangibles	25	50	75	100	125
Depreciation	567	581	595	609	623
General & Administrative Expenses	7,700	7,854	8,011	8,171	8,335
Total Other Expenses	8,292	8,485	8,681	8,880	9,083

Income Before Taxes	2,980	2,938	3,077	3,368	3,686
Taxes @ 26%	775	764	800	876	958

Net Income	2,205	2,174	2,277	2,492	2,727
Partial Year Adjustment	(1,051)
Adjusted Net Income	1,154

Dividend Payout Ratio	37.0%	37.0%	37.0%	37.0%	37.0%
Dividend Payout	$427	$805	$842	$922	$1,009

Present Value Factor @ 12%	0.9721	0.8929	0.7972	0.7118	0.6355

Present Value of Free Cash Flows	$415	$718	$672	$656	$641

Total Present Value of Cash Flows (Years 1 to 5)	$3,103
Plus: Residual Cash Flow Value	$29,359			2007 Tangible Book Value (TBV)		25,732

Indicated Equity Value	$32,462			2007 Takeout Price/TBV Multiple (2)		190.0%

Fully Diluted Shares Outstanding (3)	967,209			Residual Cash Flow Value		$48,891

Equity Value Per Share	$33.56			Present Value Factor		0.6005

				Present Value of Residual Cash Flow		$29,359

Footnotes:
(1)	The above projections are the representation of management and DP&P has relied on same.
(2)	Based on the average multiples of tangible book value for 2001 and 2002 for midwest bank acquisitions per SNL Financial LP.
(3)	As the contemplated transaction may trigger the exercise of all outstanding options, fully diluted shares outstanding include all outstanding options as of June 30, 2003.

CONFIDENTIAL
Valley Ridge Financial Corp.

F.  Management Projections

Donnelly Penman & Partners
Investment Banking

Valley Ridge Financial Corp.
Assumptions
(In $000's, except percentages)
	For the years ending December 31,
Projections:	2003	2004	2005	2006	2007

Balance Sheet:

Loan Composition:
Residential real estate	22.2%	22.2%	22.2%	22.2%	22.2%
Commercial & industrial	52.7%	52.7%	52.7%	52.7%	52.7%
Home equity	9.4%	9.4%	9.4%	9.4%	9.4%
Consumer loans	10.4%	10.4%	10.4%	10.4%	10.4%
Agricultural and other loans	5.3%	5.3%	5.3%	5.3%	5.3%

Loan loss reserve	$1,825	$1,765	$1,836	$1,909	$1,986
Net premises & equipment	$4,784	$4,452	$4,107	$3,748	$3,376
Net intangible assets (including MSR)	$659	$859	$1,034	$1,184	$1,309

FHLB stock as a % of FHLB Borrowings	0.0%	0.0%	0.0%	0.0%	0.0%
Int. bearing deposits & Fed funds sold growth	0.0%	0.0%	0.0%	0.0%	0.0%
Investment securities growth	3.0%	3.0%	3.0%	4.0%	4.0%
Gross loan growth	4.0%	4.0%	4.0%	4.0%	4.0%

Non-interest bearing deposit growth	12.0%	4.0%	4.0%	4.0%	4.0%
Interest-bearing deposit growth	5.0%	4.0%	4.0%	4.0%	4.0%

Additional common stock	$0	$0	$0	$0	$0
Additional trust preferred securities	$0	$0	$0	$0	$0

Income Statement:
Yield on int. bearing deposits & Fed funds sold	1.10%	1.10%	1.10%	1.10%	1.10%
Yield on investment securities	4.40%	4.40%	4.40%	4.40%	4.40%
Yield on loans held for sale	7.91%	7.91%	7.91%	7.91%	7.91%
Yield on FHLB Stock	2.00%	2.00%	2.00%	2.00%	2.00%
Yield on loans receivable	7.91%	7.91%	7.91%	7.91%	7.91%

Cost of FHLB borrowings	5.00%	5.00%	5.00%	5.00%	5.00%
Cost of fed funds purchased	2.00%	2.00%	2.00%	2.00%	2.00%
Cost of notes payable & other borrowings	0.75%	0.75%	0.75%	0.75%	0.75%
Cost of interest bearing deposits	2.42%	2.42%	2.42%	2.42%	2.42%
Cost of trust preferred securities	0.00%	0.00%	0.00%	0.00%	0.00%

Non-interest income	3,350	3,000	3,120	3,245	3,375
Non-interest income growth	16.6%	-10.4%	4.0%	4.0%	4.0%

General & administrative expenses	7,700	7,854	8,011	8,171	8,335
General & administrative expense growth	11.7%	2.0%	2.0%	2.0%	2.0%

Dividend payout ratio	37.0%	37.0%	37.0%	37.0%	37.0%
Tax rate	26.0%	26.0%	26.0%	26.0%	26.0%

Valley Ridge Financial Corp.
Loan Loss Reserve
(In $000's, except percentages)
	Historical
	For the years ended December 31,
	2000	2001	2002

Balance at January 1	$1,620	$1,625	$1,239
Provision for loan losses	190	680	335
Net charge offs	(185)	(1,066)	58
Balance at December 31	$1,625	$1,239	$1,632

Allowance for loan losses/total loans	1.34%	1.01%	1.33%
Net charge offs/average loans		0.87%	-0.05%

Projected
For the years ending December 31,
2003	2004	2005	2006	2007

$1,632	$1,825	$1,765	$1,836	$1,909
193	136	274	285	296
0	(195)	(203)	(211)	(220)
$1,825	$1,765	$1,836	$1,909	$1,986

1.43%	1.33%	1.33%	1.33%	1.33%
0.00%	0.15%	0.15%	0.15%	0.15%

Valley Ridge Financial Corp.
Premises/Equipment & Intangible Amortization
(In $000's)
	Historical
Premises/Equipment & Intangible Amortization	For the years ended December 31,
	2000	2001	2002

Gross premises and equipment	$8,745	$9,776	$9,961
Accumulated depreciation	(3,813)	(4,352)	(4,860)
Net premises and equipment	$4,932	$5,424	$5,101

Base depreciation	$496	$539	$565
Capital expenditures:
2003	Dep. Rates:	$250
2004	Base	$250
2005	18	$250
2006	Additions	$250
2007	18	$250
Total depreciation

Mortgage servicing rights:

Secondary Market Mortgage Originations			$22,272

Balance at January 1
Originated
Amortization (estimated amorization term equal to 10 years)
Impairment
Balance at December 31	$0		$434

MSR as a % of secondary market mortgage originations
Impairment as % of balance at January 1

Intangible Amortization	$0	$0	$0

Projected
For the years ending December 31,
2003	2004	2005	2006	2007

$10,211	$10,461	$10,711	$10,961	$11,211
(5,428)	(6,009)	(6,604)	(7,213)	(7,836)
$4,784	$4,452	$4,107	$3,748	$3,376

$553	$553	$553	$553	$553

14	14	14	14	14
	14	14	14	14
		14	14	14
			14	14
				14
$567	$581	$595	$609	$623

$20,000	$20,000	$20,000	$20,000	$20,000

$434	$659	$859	$1,034	$1,184
250	250	250	250	250
(25)	(50)	(75)	(100)	(125)
-	-	-	-	-
$659	$859	$1,034	$1,184	$1,309

1.25%	1.25%	1.25%	1.25%	1.25%

0.00%	0.00%	0.00%	0.00%	0.00%

$25	$50	$75	$100	$125

Valley Ridge Financial Corp.
Balance Sheet
(In $000's)
	Historical
	For the years ended December 31,
	2000	2001	2002

ASSETS:

Cash	$7,265	$8,130	$6,759
Int. bearing deposits & Fed funds sold	-	-	6,050
Investment securities	31,775	27,697	42,799
Loans held for sale	164	933	1,037
FHLB stock	1,250	1,250	1,250

Loan Portfolio:
Residential real estate	36,075	32,019	27,180
Commercial & industrial	51,225	56,058	64,762
Home equity	10,905	11,778	11,490
Consumer loans	17,138	15,341	12,754
Agricultural and other loans	5,839	7,384	6,520
Total loans receivable	121,182	122,581	122,705
Allowance for loan losses	(1,625)	(1,239)	(1,632)
Deferred costs, net	-	-	-
Total loans receivable, net	119,557	121,342	121,073

Premises and equipment	8,745	9,776	9,961
Accumulated depreciation	(3,813)	(4,352)	(4,860)
Net premises and equipment	4,932	5,424	5,101

Intangible assets, net	-	169	434
Interest receivable & other assets	4,643	4,866	4,796

TOTAL ASSETS	$169,586	$169,811	$189,300

LIABILITIES & EQUITY:
Non-interest bearing deposits	$19,671	$22,990	$25,444
Interest-bearing deposits	103,213	100,595	114,886
Total deposits	122,884	123,585	140,329

FHLB borrowings	23,750	22,000	22,000
Fed funds purchased	1,600	1,000	-
Notes payable & other borrowings	2,966	3,353	5,083
Accrued payables, accrued expenses & other	1,965	2,330	2,635
Total liabilities	153,164	152,268	170,048

Trust preferred securities	-	-	-

Common stock	7,800	7,890	7,999
Retained earnings	8,279	9,293	10,587
Unrealized gain(loss) on sale of securities	343	359	666
Total common equity	16,422	17,543	19,252

TOTAL LIABILITIES & EQUITY	$169,586	$169,811	$189,300

Projected
For the years ending December 31,
2003	2004	2005	2006	2007

$4,398	$5,466	$6,763	$7,772	$8,935
7,000	7,000	7,000	7,000	7,000
44,083	45,406	46,768	48,639	50,584
300	300	300	300	300
1,288	1,326	1,366	1,407	1,449

28,330	29,463	30,642	31,868	33,142
67,252	69,942	72,740	75,650	78,676
11,996	12,476	12,975	13,494	14,033
13,272	13,803	14,355	14,929	15,526
6,764	7,034	7,315	7,608	7,912
127,614	132,718	138,027	143,548	149,290
(1,825)	(1,765)	(1,836)	(1,909)	(1,986)
-	-	-	-	-
125,789	130,953	136,191	141,639	147,304

10,211	10,461	10,711	10,961	11,211
(5,428)	(6,009)	(6,604)	(7,213)	(7,836)
4,784	4,452	4,107	3,748	3,376

659	859	1,034	1,184	1,309
4,796	4,796	4,796	4,796	4,796

$193,097	$200,558	$208,326	$216,485	$225,053

$28,497	$29,637	$30,822	$32,055	$33,337
120,630	125,455	130,473	135,692	141,120
149,127	155,092	161,296	167,747	174,457

16,500	16,500	16,500	16,500	16,500
-	-	-	-	-
4,000	4,000	4,000	4,000	4,000
2,714	2,795	2,879	2,966	3,055
172,341	178,387	184,675	191,213	198,012

-	-	-	-	-

8,339	8,371	8,403	8,434	8,466
11,976	13,346	14,781	16,351	18,069
441	454	468	486	506
20,756	22,171	23,651	25,272	27,041

$193,097	$200,558	$208,326	$216,485	$225,053

Valley Ridge Financial Corp.
Income Statement
(In $000's)
	Historical
	For the years ended December 31,
	2000	2001	2002

Interest income	$12,836	$12,566	$11,751
Interest expense	5,827	5,268	4,043
Net interest income	7,009	7,298	7,707
Provision for loan losses	190	680	335
Net interest income after provision	6,819	6,618	7,372

Non-interest income	1,685	2,445	2,872

Mortgage servicing rights amortization	-	-	-
Depreciation	496	539	565
General & administrative expenses	5,769	6,266	6,895
Total non-interest expenses	6,265	6,805	7,460

Income before taxes	2,238	2,258	2,785

Federal income taxes	416	532	730
Extraordinary items	-	-	-

Net Income	$1,822	$1,726	$2,055

Shares outstanding end of period	944,912	947,676	954,384
Weighted average common shares outstanding	942,825	946,551	951,375
Weighted average fully diluted common shares outstanding	944,881	948,892	953,258

Basic earnings per share	$1.93	$1.82	$2.16
Diluted earnings per share	$1.93	$1.82	$2.16

Projected
For the years ending December 31,
2003	2004	2005	2006	2007

$11,962	$12,392	$12,863	$13,364	$13,894
3,846	3,833	3,952	4,076	4,204
8,115	8,559	8,912	9,288	9,690
193	136	274	285	296
7,922	8,424	8,638	9,003	9,394

3,350	3,000	3,120	3,245	3,375

25	50	75	100	125
567	581	595	609	623
7,700	7,854	8,011	8,171	8,335
8,292	8,485	8,681	8,880	9,083

2,980	2,938	3,077	3,368	3,686

775	764	800	876	958
-	-	-	-	-

$2,205	$2,174	$2,277	$2,492	$2,727

956,014	957,644	959,274	960,904	962,534
955,607	956,829	958,459	960,089	961,719
958,448	960,469	962,463	964,029	965,184

$2.31	$2.27	$2.38	$2.60	$2.84
$2.30	$2.26	$2.37	$2.59	$2.83

Footnotes:

Valley Ridge Financial Corp.
Cash Flow Statement
(In $000's)
	Projected
	For the years ending December 31,
	2003	2004	2005	2006	2007

Change in assets:
Net income	2,205	2,174	2,277	2,492	2,727
Provision for loan losses	193	136	274	285	296
Net charge offs	-	(195)	(203)	(211)	(220)
Change in int. bearing deposits & Fed funds sold	(950)	-	-	-	-
Change in investment securities	(1,284)	(1,323)	(1,362)	(1,871)	(1,946)
Change in investment securities	737	-	-	-	-
Change in FHLB stock	(38)	(39)	(40)	(41)	(42)
Change in loans	(4,908)	(5,105)	(5,309)	(5,521)	(5,742)
Change in deferred costs, net	-	-	-	-	-
Change in premises & equipment, net	317	331	345	359	373
Change in intangible assets, net	(225)	(200)	(175)	(150)	(125)
Change in interest receivable & other assets	-	-	-	-	-
Net cash from change in assets	(3,952)	(4,220)	(4,193)	(4,658)	(4,678)

Change in liabilities:
Change in deposits	8,798	5,965	6,204	6,452	6,710
Change in FHLB borrowings	(5,500)	-	-	-	-
Change in fed funds purchased	-	-	-	-	-
Change in notes payable & other borrowings	(1,083)	-	-	-	-
Change in accrued payables, accrued expenses & other	79	81	84	86	89
Change in trust preferred securities	-	-	-	-	-
Net cash from change in liabilities	2,293	6,046	6,288	6,538	6,799

Change in equity:
Change in net unrealized gain on sale of securities	(226)	13	14	19	19
Change in dividends	(816)	(805)	(842)	(922)	(1,009)
Change in common stock	340	32	32	32	32
Net cash from change in equity	(702)	(759)	(797)	(872)	(958)

Net change in cash	(2,360)	1,067	1,298	1,009	1,163
Beginning cash	6,759	4,398	5,466	6,763	7,772
Ending cash	4,398	5,466	6,763	7,772	8,935

Valley Ridge Financial Corp.
Ratio Analysis
(In $000's, except percentages)
	Historical
	For the years ended December 31,
		2001	2002

Average assets		$169,699	$179,555
Average equity		16,982	18,398
Average int. bearing deposits & Fed funds sold		-	3,025
Average investment securities		29,736	35,248
Average loans held for sale		549	985
Average FHLB stock		1,250	1,250
Average total loans		121,881	122,643
Average FHLB borrowings		22,875	22,000
Average fed funds purchased		1,300	500
Average notes payable & other borrowings		3,159	4,218
Average interest bearing deposits		101,904	107,740
Average trust preferred securities		-	-

Efficiency ratio		69.85%	70.51%
Net interest margin		4.76%	4.72%
Noninterest expense/average assets		4.01%	4.15%
Noninterest income/average assets		1.44%	1.60%
Core Return on average assets		1.02%	1.14%
Core Return on average equity		10.16%	11.17%

Total asset growth		0.13%	11.48%
Net income growth		-5.29%	19.07%

Book value per share		$18.51	$20.17
Tangible book value per share		$18.33	$19.72

Average assets		$169,699	$179,555
Risk-weighted assets @ 70% of assets	70.0%	118,867	132,510
Tier 1 capital		17,014	18,152
Tier 2 capital		1,239	1,632
Total capital		$18,253	$19,784
	Std. Minimum
Tier 1 capital to average assets	5.0%	10.03%	10.11%
Tier 1 capital to risk-weighted assets	6.0%	14.31%	13.70%
Total capital to risk-weighted assets	10.0%	15.36%	14.93%

Projected
For the years ending December 31,
2003	2004	2005	2006	2007

$191,198	$196,827	$204,442	$212,405	$220,769
20,004	21,463	22,911	24,461	26,156
6,525	7,000	7,000	7,000	7,000
43,441	44,745	46,087	47,703	49,612
669	300	300	300	300
1,269	1,307	1,346	1,386	1,428
125,160	130,166	135,373	140,787	146,419
19,250	16,500	16,500	16,500	16,500
-	-	-	-	-
4,542	4,000	4,000	4,000	4,000
117,758	123,043	127,964	133,083	138,406
-	-	-	-	-

72.33%	73.41%	72.15%	70.86%	69.52%
4.58%	4.66%	4.69%	4.71%	4.73%
4.34%	4.31%	4.25%	4.18%	4.11%
1.75%	1.52%	1.53%	1.53%	1.53%
1.15%	1.10%	1.11%	1.17%	1.24%
11.02%	10.13%	9.94%	10.19%	10.43%

2.01%	3.86%	3.87%	3.92%	3.96%
7.33%	-1.40%	4.71%	9.46%	9.43%

$21.71	$23.15	$24.65	$26.30	$28.09
$21.02	$22.25	$23.58	$25.07	$26.73

$191,198	$196,827	$204,442	$212,405	$220,769
135,168	140,391	145,828	151,539	157,537
19,656	20,858	22,149	23,601	25,226
1,690	1,755	1,823	1,894	1,969
$21,345	$22,613	$23,972	$25,495	$27,196

10.28%	10.60%	10.83%	11.11%	11.43%
14.54%	14.86%	15.19%	15.57%	16.01%
15.79%	16.11%	16.44%	16.82%	17.26%

CONFIDENTIAL
Valley Ridge Financial Corp.

G.  Historical Stock Price Summary

Donnelly Penman & Partners
Investment Banking

Valley Ridge Financial Corp.
Historical Stock Prices

Date	Adjusted Closing Price	Volume
6/27/2003	30.50	NA
6/25/2003	30.50	NA
5/22/2003	31.00	NA

Source: Yahoo Finance